Exhibit 10.7

Nanchan Temple – Zijin Plaza

Lease Contract

Lessee:	The Fifth Season Wuxi Commercial Investment Management Co., Ltd.
Phone:
Contract Period:	12/01/2009 to 12/31/2013
Contract Number:
Shop Number:	202-1F, 202-2F, 202-3F, 205-3F

Nanchan Temple – Zijin Plaza Lease Contract

Lessor: (Party A)	Wuxi Nankai Real Estate Development Co., Ltd.
Lessee: (Party B)	The Fifth Season Wuxi Commercial Investment Management Co., Ltd.

Both parties, in accordance with relevant policies, have reach the agreement for the following lease matters:

Article 1:

Party A agrees to lease to party B the premises of 205-3F, 202-1F, 202-2F, 202-3F of Nanchan Temple, Zijin Plaza.

Owner	Wuxi Nankai Real Estate Development Co., Ltd.
Structure	Steel and Concrete	Area	9241.12m2	Usage	Commercial

Article 2:

Both Parties agree that the lease period is from December 01, 2009 to December 31, 2013. From December 01, 2009 to December 31, 2010 is free lease period (and renovation period is included in free lease period). The lease fee is 5,000,000 RMB per year starting from January 1, 2011.

Party B’s payment method is a payment at the beginning per half a year. Before December 1, 2010, 2,500,000 RMB for the first half year must be paid. Before June 1, 2011, 2,500,000 RMB for the second half year must be paid. Before December 1, 2011, 2,500,000 RMB for the third half year must be paid. The payment continues, and the following half year’s payment must be paid before June 1 or December 1 of each year.

Based on the following terms, three-year lease fee is divided into 5,00,000 RMB per year. If party B reach the following terms and the number two agreement of the contract, lease fee becomes 9,700,000 RMB per year.

(1)

Party B is responsible for operation and management. The Fifth Season Department Store Zjin Plaza must operate both online and physical stores, which must be opened on September 28, 2010. On the opening day, at least 80% of shops must be opened, and at least 95% of the first floor shops must be opened.

(2)	During lease period, at least 95% of shops must be opened.
(3)	After opening, The Fifth Season Department Store at Zijin, Wuxi must maintain its opening hour from 10am to 9pm.

Article 3:

Party A guarantees that the above mentioned ownership is clear. During lease period, party A has the right to sell its properties, and party B forgoes the priority purchase right. If a property is sold, the ownership is then transferred to the purchaser, but party B’s rights and benefits stay unchanged. If the lessee and party A have right dispute and loan issue, party A is responsible to deal with such and bear the responsibility of civil lawsuit. Party B guarantees the above mentioned properties are for commercial use only. Party A agrees that party B may sublease 80% of the properties.

Article 4:

During lease period, party A is responsible to regularly inspect the properties. Party A is responsible for maintenance within legally governed scope. If damage is made due to party B’s improper use or incompliance of relevant regulation, party B shall pay the repair costs. If damage to party B or a third party is made due to party’s delay of maintenance, party B shall be responsible for indemnification.

Article 5:

During lease period, the business scope of party B must be in compliance with the requirement of Nanchan Temple – Zijin Plaza. It cannot change its business scope by itself. It cannot change the structure or usage of properties. Party A’s consent must be granted when party B needs to destroy, change, add, or renovate new shops. Method of settlement will be drafted in a separate agreement. When the contract expiration is near, party B needs to negotiate with party A three months before if party B is to continue renting the above properties. Under the same conditions, party B has the priority.

Article 6:

During lease period, party B, in accordance with laws, covers water, electricity, gas, management, tax, and other costs associated with equipment usage.

Article 7:

Upon expiration, party B must pay off rent and expense related to operation, and it cannot damage the interior renovation. When the contract expires or party B breaches and aborts the contract, all renovation, fire-extinguishing equipment, water, electricity, and gas equipment belong to party A. Equipment must be checked by party A, and party B must cover the costs if damage or partial damage occurs.

Article 8:

Lease payment guarantee fee: party B must pay 1,000,000 RMB guarantee fee to party A when signing the contract. The guarantee fee paid at signing is considered a deposit (including renovation repair fee). Party A provides an invoice. If no breach of contract occurs upon expiration, party A will return the deposit without interest. Rent is paid every half a year after free lease period ends. Party B must pay half year rent 30 days before free lease period ends, and it must pay cash or wire transfer to party A 30 days before every half year period begins. Party A provides invoices to party B.

Article 9:

Breach of Contract: If either party breaches the contract or violates legal regulations, party B has the right to cancel the contract in advance. The party who breaches the contract must pay a penalty fee equal to 50% of the sum of remaining unpaid rent. If party A terminates the contract without reasons, party A will pay a penalty fee and indemnify party B’s renovation cost and economic loss (renovation’s depreciation period is 10 years). If cancelling the contract, party B must pay a penalty fee equal to 50% of the sum of remaining unpaid rent. If party B misses rent payment deadline, it also must pay a late fee, in 15 days, calculated one the basis of 0.3%of monthly rent per day. 15 days after the deadline, party A has the right to confiscate its properties and terminate the contract. Party A has the right to find other lease to avoid the economic, civil, and criminal responsibilities, and party B must pay party A a fee equal to 50% of the yearly rent.

1)

If utility payment deadline is missed, a late fee equal to 0.3% of monthly total is applied. If the delay is more than 15 days, party A has the right to stop utility supply. Party A needs to keep its account having sufficient balance to pay, if deduction fails, suspension of utility supply will occur and party B has to bear the responsibilities.

2)	Party A has the right to terminate the contract and party B has to bear the responsibilities if party B illegally operate to the extent that affects the public image of Zijin plaza.

Article 10:

Party B agrees with party A to sign management contract with property management company. It must obey relevant regulations and pay property management fees on time. Fees must be paid before the first year’s service. From the second year, fees need to be paid in accordance with property management requirement.

Article 11:

Party B must enter and renovate 30 days after signing the contract.

Article 12:

Party B must apply for license required to conduct business. Business activities must be in compliance with relevant regulations, and party B is fully responsible to its own operation consequence. If party A does not facilitate its business, it assists party B to deal with industrial and commercial, tax, fire safety, quality inspection, security, cleaning, and labor administrative department and license application. Party A cannot interfere with party B’s operation. Party B’s equipment, installations, discs must be in compliance with administrative laws. Party B is responsible for economic loss and civil duty if it is not complied with regulations. During lease period, party A should assist in dealing with related paperwork if party B needs to sublease, and party A only acknowledges party B’s lease relationship and sublease must be approved by relevant management department.

Article 13:

If party A does promotional activities on behalf of the whole commercial district, party B is willing to pay associated fees and sign a separate contract. When party B uses party A’s name to advertise, it must receive written consent from party A. Party A has the right to ask party B for indemnification if party A’s image is damaged due to party A’s usage.

Article 14:

Party A gives the properties with blank renovation. Party B can renovate and install air-conditioner according to its needs. Party B should increase other fire safety equipment in accordance with relevant regulations, and it is responsible for the fire safety. It unconditionally assists party A to perform fire safety inspection, and it obeys party A’s safety management regulations.

Article 15:

If dispute occurs during fulfilling of the contract, both parties should negotiate to settle. If negotiation fails, a lawsuit about the premises can be filed at local People’s court.

Article 16:

The condition of the contract being effective: Both parties’ legal representative sign or chop. Party B pays party A deposit and first rent.

Article 17:

The contract has five duplicate copies. Either party and Lease Registration Department receive one copy, and Industrial and Commercial Department receives two copies.

Article 18:

Other mutually agreed items:
Party B agrees that party A can take a mortgage loan from the properties, and it unconditionally assists party A in dealing with mortgage loan paperwork.

Lessor: Wuxi Nankai Real Estate Development Co., Ltd.
By: /seal/ Wuxi Nankai Real Estate Development Co., Ltd.

Lessee: The Fifth Season Wuxi Commercial Investment Management Co., Ltd.
By: /seal/ The Fifth Season Wuxi Commercial Investment Management Co., Ltd.

Signing Date: November 18, 2009

The Fifth Season Department Store: Lease Area Condition

Number One. 202 Block

1.	First floor: construction area: 2540.25 m2
2.	Second floor: construction area: 2972.73 m2
3.	Third floor: construction area: 2806.23 m2
Total: 8319.01 m2

Exclusion of Yimaide unloading area and sold area

(Details please see attached table)

Number Two: 205 Block 3F

1.	Total: 27. Construction area: 922.11 m2 (Free lease for three years)
2.	205-3F Shops (Details see attached table)
Total: 9241.12 m2

11/18/2009